GENENTECH, INC.

                                      AND

                              THE BANK OF NEW YORK
                                   as Trustee



                         SECOND SUPPLEMENTAL INDENTURE

                         Dated as of October 18, 1995

                                      To

                                  INDENTURE

                          Dated as of March 27, 1987

                                   Between

                               GENENTECH, INC.

                                     and

                             THE BANK OF NEW YORK
                                  as Trustee



                              U.S. $150,000,000

                     5% Convertible Subordinated Debentures
                                  Due 2002


                        SECOND SUPPLEMENTAL INDENTURE



     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 18, 1995 (the "Second Supplement"), among Genentech, Inc., a Delaware corporation ("Genentech"), and The Bank of New York, as Trustee (the "Trustee"), under the Indenture, dated as of March 27, 1987 (the "Indenture"), as amended and supplemented by a First Supplemental Indenture dated as of August 17, 1990, pursuant to which the 5% Convertible Subordinated Debentures Due 2002 of Genentech (the Debentures) were issued.

                           RECITALS OF GENENTECH


     Pursuant to an Agreement and Plan of Merger dated as of May 23, 1995, as amended (the "Merger Agreement"), by and among Genentech, Roche Holdings, Inc. ("Roche") and HLR (U.S.) II, Inc., a wholly-owned subsidiary of Roche ("Merger Sub"), Merger Sub is to be merged with and into Genentech (the "Merger"). Pursuant to the Merger, each outstanding share of Common Stock, par value $.02 per share, of Genentech ("Genentech Common Stock") (other than shares held by Roche and its affiliates) will be converted into the right to receive one share of Callable Puttable Common Stock, par value $.02 per share, of Genentech ("Special Common Stock").

     Pursuant to Section 12.11 of the Indenture, Genentech is required to execute and deliver a supplemental indenture in connection with the Merger, relating to the conversion rights of the Holders of the Debentures from and after the effective time of the Merger (the "Effective Time").

     All things necessary to continue to make the Debentures issued under the Indenture as hereby supplemented the valid obligations of Genentech, to make the Indenture as hereby supplemented a valid agreement of Genentech and to cause Genentech to continue to comply with its covenants and requirements under the Indenture following the Merger, have been done.

          NOW, THEREFORE, THIS SECOND SUPPLEMENT WITNESSETH:

     In order to comply with the requirements of the Indenture, Genentech agrees with the Trustee for the equal and proportionate benefit of the Holders of the Debentures as follows:
     1
ARTICLE ONE


     Section 101. In accordance with Section 12.11 of the Indenture, from and after the Effective Time, the Holder of each Security shall have the right, during the period such Security shall be convertible as specified in Section 12.01 of the Indenture, to convert such Security only into the amount of cash and shares of Special Common Stock receivable pursuant to the Merger by a holder of the number of shares of Common Stock into which such Security might have been converted immediately prior to the Effective Time.

     Section 102. From and after the Effective Time, the Conversion Price and the consideration into which the Securities are convertible pursuant to Article XII of the Indenture, as modified pursuant to this Second Supplement, shall be subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in
Article XII of the Indenture.
     2
ARTICLE TWO


     Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     Section 203. This Second Supplement shall be effective as of the Effective Time. This Second Supplement shall have no effect in the event that the Merger Agreement is terminated and the Merger is abandoned prior to the Effective Time.

     Section 204. The recitals contained herein shall be taken as the statements of Genentech and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplement.

     Section 205. This Second Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

     Section 206. This Second Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                  GENENTECH, INC.



[Corporate Seal]                  By  /s/ John P. McLaughlin
                                      _______________________
                                      John P. McLaughlin
                                      Senior Vice President


Attest:



/s/ Stephen Juelsgaard



                                      THE BANK OF NEW YORK,
                                      as Trustee



[Corporate Seal]                  By  /s/ Helen M. Cotiaux
                                      ____________________
                                      Helen M. Cotiaux
                                      Vice President


Attest:



 /s/ Marie E. Trimboli
    Marie E. Trimboli
   Assistant Treasurer





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